SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 10, 2007

Date of Report (date of earliest event reported)

OmniVision Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-29939	77-0401990
(State or other jurisdiction of	(Commission File Number)	Identification Number)
incorporation or organization)		(I.R.S. Employer

1341 Orleans Drive
Sunnyvale, California 94089-1136
(Address of principal executive offices)

(408) 542-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On April 10, 2007, OmniVision Technologies, Inc. (the “Company”), through its wholly-owned subsidiary, OmniVision Trading (Hong Kong) Company Limited, entered into an Investment Agreement with China WLCSP Limited (“WLCSP”) (the “Investment Agreement”) and an Equity Interests Transfer Agreement with WLCSP and Infinity-CSVC Venture Capital Enterprise (“Infinity-CSVC”) (the “Transfer Agreement”), each with an effective date as of April 6, 2007.  Pursuant to the Investment Agreement, the Company has agreed to acquire an additional 2,500,000 units of WLCSP’s equity interests from WLCSP at a per unit price of $2.00 for an aggregate purchase amount of $5,000,000.  Under the terms of the Transfer Agreement, the Company has agreed to purchase from Infinity-CSVC 2,000,000 units of WLCSP’s outstanding equity interests at a price per unit of $2.00 for an aggregate purchase amount of $4,000,000.  The closing of both of these transactions is contingent upon, among other things, certain approvals that must be obtained from certain governmental agencies of the People’s Republic of China.  Upon completion of the two transactions, the Company will own approximately 19.98% of WLCSP’s registered capital on a fully-diluted basis.  In addition, the Company will be entitled to appoint a member to WLCSP’s board of directors and a supervisor to monitor the actions of WLCSP’s board of directors and officers.

WLCSP is in the business of designing, manufacturing, packaging and selling certain wafer level chip scale packaging related services, for which the Company is currently a customer.   Following the consummation of the investment transactions described above, the Company anticipates entering into a service agreement with WLCSP.

The foregoing description of the Investment Agreement and Transfer Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements.  A copy of the Investment Agreement and Transfer Agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2007

OmniVision Technologies, Inc.

By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer